Exhibit 99.1

Date: February 3, 2016

Spectra Energy Reports Fourth Quarter and Year-End 2015 Results

Year-End Highlights:

•	2015 distributable cash flow of $1.3 billion, with dividend coverage ratio of 1.3x, exceeding the 2015 forecast of 1.2x

•	Brought OPEN and 2015 Dawn-Parkway projects into service in fourth quarter

•	Added almost $2 billion to execution backlog during 2015

•	Announced annual dividend increase of 14 cents per share for 2016

HOUSTON – Spectra Energy Corp (NYSE: SE) today reported fourth quarter and year-end 2015 financial results. For the quarter, ongoing earnings before interest, taxes, depreciation, and amortization (EBITDA) were $672 million, compared with $810 million in the prior-year quarter. For the year, ongoing EBITDA was $2.75 billion, compared with $3.15 billion in the prior year.

Ongoing distributable cash flow (DCF) for the quarter was $201 million, compared with $316 million in the same quarter last year. For the year, ongoing DCF was $1.29 billion, compared with $1.46 billion in 2014.

Fourth quarter 2015 ongoing net income from controlling interests was $189 million, or $0.28 diluted earnings per share (EPS), compared with $316 million, or $0.47 diluted EPS, during the prior-year quarter. Reported net income from controlling interests for the quarter was $(263) million, or $(0.39) diluted EPS, compared with $316 million, or $0.47 diluted EPS, in 2014. Fourth quarter 2015 results include special items of $452 million, or $0.67 diluted EPS, driven largely by non-cash goodwill and asset impairments totaling $445 million.

Ongoing net income from controlling interests was $775 million in 2015, or $1.15 diluted EPS, compared with $1.09 billion, or $1.62 diluted EPS, during the prior year. Reported net income from controlling interests was $196 million in 2015, or $0.29 diluted EPS, compared with $1.08 billion, or $1.61 diluted EPS, in 2014. Full year 2015 results include special items of $579 million, or $0.86 diluted EPS, driven largely by non-cash goodwill and asset impairments totaling $561 million.

Tables detailing the fourth quarter and full-year special items are shown later in this release.

CEO COMMENT

“Our 2015 results illustrate the resiliency of our business model. Even in a year with dramatically lower commodity prices and a lower Canadian dollar than we had projected, we managed to beat our DCF expectations by 7 percent and ended the year with a higher than expected dividend coverage ratio of 1.3 times,” said Greg Ebel, chief executive officer, Spectra Energy. “We continued to build on our solid natural gas transmission portfolio, which generates 90 percent of its revenue from long-term, fixed-fee contracts with high credit-quality customers and little volume risk. As a result of this stability, we are positioned to continue providing reliable and growing dividends for our investors, as demonstrated by the 14-cent per share increase for 2016 that we recently announced.

“Looking forward, we continue to have more than $8 billion of contractually secured projects in our execution backlog, 75 percent of which are supported by demand-pull customers such as local utilities. The growing demand for our assets, as well as the decisive actions we took in 2015 to strengthen our business, have prepared us well for 2016 and beyond.”

SEGMENT RESULTS

Spectra Energy Partners

Spectra Energy Partners reported fourth quarter 2015 EBITDA of $484 million, compared with $444 million in fourth quarter 2014. These results reflect increased earnings from expansion projects in the natural gas transmission business. The increase was partially offset by lower equity earnings from Sand Hills and Southern Hills natural gas liquids (NGL) pipelines, which Spectra Energy Partners owned for approximately one month of the quarter.

Year-end 2015 ongoing EBITDA for Spectra Energy Partners was $1.91 billion, compared with $1.67 billion in 2014. The 2015 period excludes a special item of $9 million related to a non-cash impairment of the Ozark Gas Gathering asset.

Distribution

Distribution reported fourth quarter 2015 EBITDA of $113 million, compared with $132 million in fourth quarter 2014. The decrease was mainly due to the effect of a lower Canadian dollar.

Year-end 2015 EBITDA for Distribution was $473 million, compared with $552 million in 2014.

Western Canada Transmission & Processing

Western Canada Transmission & Processing fourth quarter 2015 ongoing EBITDA was $123 million, compared with $250 million in fourth quarter 2014. The 2015 period excludes special items of $7 million for employee and overhead reductions and $7 million for a non-cash asset impairment. The segment’s ongoing results reflect the effect of a lower Canadian dollar and lower earnings at Empress, largely due to the net effect of the unrealized mark-to-market value associated with the risk management program.

Year-end 2015 ongoing EBITDA for Western Canada Transmission & Processing was $516 million, compared with $754 million in 2014. The 2015 period excludes special items totaling $25 million, which were primarily associated with employee and overhead reductions.

Field Services

Spectra Energy reported ongoing EBITDA from Field Services of $(36) million in fourth quarter 2015, compared with $(18) million in fourth quarter 2014. The 2015 period excludes special items of $172 million, primarily from non-cash asset impairments as a result of the continuing low commodity price environment. The decrease in ongoing EBITDA was primarily attributable to lower commodity prices, partially offset by asset growth, improved operating efficiencies, and other initiatives, as well as the increase in ownership of the Sand Hills and Southern Hills NGL pipelines for approximately two months of the quarter. As a reminder, Spectra Energy’s EBITDA from Field Services represents the company’s 50 percent share of DCP Midstream’s net income plus gains from DPM unit issuances.

During the fourth quarters of 2015 and 2014, respectively, NGL prices averaged $0.42 per gallon versus $0.68 per gallon, NYMEX natural gas averaged $2.27 per million British thermal units (MMBtu) versus $4.00 per MMBtu, and crude oil averaged approximately $42 per barrel versus $73 per barrel.

On a full-year basis for 2015 and 2014, respectively, NGL prices averaged $0.45 per gallon versus $0.89 per gallon, NYMEX natural gas averaged $2.66 per MMBtu versus $4.41 per MMBtu, and crude oil averaged approximately $49 per barrel versus $93 per barrel.

Year-end 2015 ongoing EBITDA for Field Services was $(106) million, compared with $229 million in 2014. The 2015 period excludes special items of $355 million, primarily due to non-cash goodwill and asset impairments. The 2014 period excludes special items of $12 million, primarily due to a non-cash goodwill impairment.

Other

“Other” reported ongoing net expenses of $12 million and a net benefit of $2 million in the fourth quarters of 2015 and 2014, respectively, reflecting higher corporate costs, including employee benefits costs. Full-year 2015 ongoing net expenses for “Other” were $51 million, compared with $58 million in 2014. Both the 2015 quarter and year-end periods exclude a special item of $333 million related to non-cash goodwill impairments associated with the Westcoast acquisition in 2002.

“Other” primarily consists of corporate expenses, including benefits, and captive insurance.

ADDITIONAL FINANCIAL INFORMATION

Interest Expense

Interest expense was $156 million in fourth quarter 2015, compared with $158 million in fourth quarter 2014, reflecting a lower Canadian dollar and lower average rates, partially offset by higher average long-term debt balances.

Income Taxes

Excluding a $62 million tax benefit related to asset impairments in the current quarter, income tax expense was $59 million in fourth quarter 2015, compared with $77 million in fourth quarter 2014. The decrease in tax expense was mainly due to lower earnings and a lower effective state tax rate.

Excluding the tax impact of special items, the effective tax rate was 20 percent in fourth quarter 2015, compared with 17 percent in fourth quarter 2014.

Foreign Currency

Net income from controlling interests for the quarter was lower by $6 million due to the lower Canadian dollar.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy as of December 31, 2015, was $14.7 billion. Total Spectra Energy liquidity at the end of the quarter was $2.8 billion, including $1.7 billion of available liquidity at Spectra Energy Partners. Total capital and investment spending for the quarter was $1.06 billion, excluding contributions from noncontrolling interests. The spending consisted of $848 million of growth capital expenditures and $216 million of maintenance capital expenditures.

For the year, total capital and investment spending was $2.97 billion, excluding contributions from noncontrolling interests, and was mainly comprised of approximately $2.28 billion of growth capital expenditures and $691 million of maintenance capital expenditures.

Effects of Fourth Quarter 2015 Special Items

($MM)	EBITDA	Net Income(1)	EPS	Cash
Ongoing	$672	$189	$0.28
Adjustments related to Special Items
Goodwill impairments (2)	$(333)	$(333)	$(0.49)	$0
DCP special items	(172)	(110)	(0.16)	0
Other special items	(14)	(9)	(0.02)	(7)

Total Special Items	$(519)	$(452)	$(0.67)	$(7)

Reported	$153	$(263)	$(0.39)

(1)	Represents net income from controlling interests
(2)	Recorded in Other at SE

Effects of Year-to-Date 2015 Special Items

($MM)	EBITDA	Net Income(1)	EPS	Cash
Ongoing	$2,746	$775	$1.15
Adjustments related to Special Items
Goodwill impairments (2)	$(333)	$(333)	$(0.49)	$0
DCP special items	(355)	(224)	(0.33)	0
Other special items	(34)	(22)	(0.04)	(18)

Total Special Items	$(722)	$(579)	$(0.86)	$(18)

Reported	$2,024	$196	$0.29

(1)	Represents net income from controlling interests
(2)	Recorded in Other at SE

EXPANSION PROJECT UPDATES

Spectra Energy continues to make progress on securing $35 billion in new projects by the end of the decade. At the end of 2015, the company had:

•	$10.1 billion – in service and delivering solid cash flows

•	$8.2 billion – in execution

•	$20+ billion – in development

Spectra Energy Partners

Spectra Energy Partners has advanced numerous projects across the system. The company filed Federal Energy Regulatory Commission (FERC) certificate applications in the quarter for the Atlantic Bridge, Access South, Adair Southwest, and Lebanon Extension projects.

The NEXUS project, which is supported by local distribution companies (LDCs) as well as Marcellus and Utica producers, also filed its application with FERC, and reached another regulatory milestone in the quarter with the receipt of Ontario Energy Board (OEB) approval for the Canadian utility shippers. The joint venture with DTE will allow customers to move up to 1.5 billion cubic feet per day

(Bcf/d) through Ohio and Michigan markets to the Dawn Hub, which is the second largest physically traded gas hub in North America and is owned and operated by Union Gas. NEXUS has secured additional connections with four natural gas distribution companies in Ohio, including the two largest in the state, two natural gas-fired power plants, and three industrial parks, demonstrating the value of the project path connecting to the largest natural gas supply source in North America. These connections could add incremental load across northern Ohio of up to 1.4 Bcf/d. NEXUS is on target for a November 2017 in-service date.

The AIM project, supported by New England LDCs, has made significant construction progress and is well on the way to its planned in-service date in the second half of 2016. A number of other projects are on track to meet their respective in-service dates, including the Sabal Trail, Ozark, Salem Lateral, Gulf Markets, Loudon Expansion, TEAL, and PennEast projects.

In the liquids business, the Express Enhancement project is supported by long-term contracts and is on schedule for completion by the end of 2016. The strong response to this system optimization project demonstrates that the Express pipeline’s incumbent position is a substantial advantage in responding quickly to market demand.

Access Northeast is focused on the New England electric power market and saving consumers money while improving the reliability of the region’s energy system. This solution maximizes existing infrastructure corridors, by utilizing the Algonquin and Maritimes & Northeast pipelines, which directly connect to more than 60 percent of the ISO-New England power plants. In addition, the four new natural gas-fired electric generation plants that have cleared the 2017 and 2018 ISO-NE forward capacity auctions will be located on the Algonquin pipeline, further demonstrating the company’s very strong position in New England.

Access Northeast will carry natural gas from the least expensive supply areas, via multiple optional paths, directly to the majority of the power plants in New England. It will cost-effectively deliver supply when power generators need it, with new tariff services to handle the peak hour, quick start, and seasonal needs.

Access Northeast submitted its FERC pre-file application during the quarter and has recently executed electric distribution contracts in Massachusetts equaling more than 40 percent of the 0.9 Bcf/d capacity designed for generators. Progress is being made in other states, and Access Northeast anticipates state approvals for contracts later this year. The project continues to advance toward a late 2018 initial in-service date.

Distribution

Union Gas’ storage and transmission system continues to grow and increase in importance to Eastern Canada and the Northeast U.S.

The 2015 Dawn-Parkway expansion project was placed into service on time and under budget during the quarter. Future growth opportunities also solidified with OEB approvals for the 2016 and 2017 Dawn-Parkway expansions, along with the Burlington-Oakville transmission reinforcement project. These expansion projects are now in execution and on schedule for their respective in-service dates.

Western Canada Transmission & Processing

Western Canada originated two new supply-push projects in 2015, totaling about 290 million cubic feet per day in capacity: High Pine and Wyndwood. These projects are underpinned by long-term contracts with Montney producers holding substantial land bases and seeking markets at Station 2 in British Columbia, AECO in Alberta, as well as export markets via multiple paths. High Pine is on schedule to go into service in 2016, while Wyndwood, which was placed into execution in the fourth quarter, has an expected in-service date of 2018. Both projects will drive growth on the company’s BC Pipeline, which provides producer access to downstream markets.

The Jackfish Lake project is proceeding on schedule to be in service in 2017. The RAM project will increase reliability and maintainability on our fully contracted 1.5 Bcf/d T-South system, is proceeding on schedule, and will come on-line in stages, with full in-service in 2018. Upon completion, RAM will allow significantly higher summer load factors than previous years, to meet increased demands for low-cost British Columbia production in the Pacific Northwest.

High Pine, Jackfish Lake and RAM were all filed with the National Energy Board (NEB) during the quarter.

Additional Information

Additional information about fourth quarter 2015 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, February 3, 2016, at 8 a.m. CT. The webcast will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 89326071 or “Spectra Energy / Spectra Energy Partners Earnings Call.”

A replay of the call will be available until 5 p.m. CT on Tuesday, May 3, 2016, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally, and using the above conference ID. A replay and transcript also will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests and ongoing diluted EPS provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are reported net income from controlling interests and reported diluted EPS.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Corp. Ongoing EBITDA represents EBITDA excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Corp’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Corp is net income.

The primary performance measure used by us to evaluate segment performance is segment EBITDA. We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and ongoing Other EBITDA (net expenses) as measures of performance. Ongoing segment EBITDA and ongoing Other EBITDA are non-GAAP financial measures, as they represent reported segment EBITDA and reported Other EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA and ongoing Other EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment EBITDA and ongoing Other EBITDA are reported segment EBITDA and reported Other EBITDA.

We have also presented Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the company to support dividend growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by dividends declared on common stock. The most directly comparable GAAP measure for DCF coverage is reported EPS.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2014 Form 10-K, filed on February 27, 2015, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 21,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 300 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Corp

Quarterly Highlights

December 2015

(Unaudited)

(In millions, except per-share amounts and where noted)

These results include the impact of special items

	Quarters Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
COMMON STOCK DATA
Earnings (Loss) Per Share, Diluted	$(0.39)	$0.47	$0.29	$1.61
Dividends Per Share	$0.370	$0.370	$1.480	$1.375
Weighted-Average Shares Outstanding, Diluted	673	672	672	672

INCOME
Operating Revenues	$1,316	$1,600	$5,234	$5,903
Total Reportable Segment EBITDA	498	808	2,408	3,192
Net Income (Loss) - Controlling Interests	(263)	316	196	1,082

EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$484	$444	$1,905	$1,669
Distribution	113	132	473	552
Western Canada Transmission & Processing	109	250	491	754
Field Services	(208)	(18)	(461)	217

Total Reportable Segment EBITDA	498	808	2,408	3,192
Other EBITDA	(345)	2	(384)	(58)

Total Reportable Segment and Other EBITDA	$153	$810	$2,024	$3,134

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$194	$316	$1,274	$1,460
Coverage Ratio			1.3x	1.6x
CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)			$2,007	$1,241
Distribution			544	427
Western Canada Transmission & Processing			360	473
Other (b)			61	146

Total Capital and Investment Expenditures (a,b)			$2,972	$2,287

Expansion and Investment (a,b)			$2,281	$1,547
Maintenance and Other			691	740

Total Capital and Investment Expenditures (a,b)			$2,972	$2,287

			December 31,
			2015	2014
CAPITALIZATION
Common Equity - Controlling Interests			26.6%	32.2%
Noncontrolling Interests and Preferred Stock			13.6%	9.9%
Total Debt			59.8%	57.9%

Total Debt			$14,656	$14,637
Book Value Per Share (c)			$9.73	$12.16
Actual Shares Outstanding			671	671

(a)	Excludes contributions received from noncontrolling interests of $216 million in 2015 and $53 million in 2014. 2014 period includes an investment in SESH of $94 million, used by SESH to retire debt.
(b)	2014 period includes an investment in SESH of $95 million, used by SESH to retire debt.
(c)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

December 2015

(Unaudited)

(In millions, except where noted)

These results include the impact of special items

	Quarters Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
SPECTRA ENERGY PARTNERS
Operating Revenues	$634	$599	$2,455	$2,269
Operating Expenses
Operating, Maintenance and Other	222	213	828	781
Other Income and Expenses	72	58	278	181

EBITDA	$484	$444	$1,905	$1,669

Express Pipeline Revenue Receipts, MBbl/d (a)	239	240	239	223
Platte PADD II Deliveries, MBbl/d	140	168	162	170
DISTRIBUTION
Operating Revenues	$366	$505	$1,527	$1,843
Operating Expenses
Natural Gas Purchased	152	261	691	879
Operating, Maintenance and Other	101	112	363	411
Other Income and Expenses	—	—	—	(1)

EBITDA	$113	$132	$473	$552

Number of Customers, Thousands			1,437	1,420
Heating Degree Days, Fahrenheit	2,017	2,527	7,387	8,111
Pipeline Throughput, TBtu (b)	165	177	759	713
Canadian Dollar Exchange Rate, Average	1.34	1.14	1.28	1.10
WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$323	$519	$1,285	$1,902
Operating Expenses
Natural Gas and Petroleum Products Purchased	69	114	193	466
Operating, Maintenance and Other	149	159	611	687
Other Income and Expenses	4	4	10	5

EBITDA	$109	$250	$491	$754

Pipeline Throughput, TBtu	234	249	923	934
Volumes Processed, TBtu	165	190	658	721
Canadian Dollar Exchange Rate, Average	1.34	1.14	1.28	1.10
FIELD SERVICES
Equity in Earnings (Loss) of DCP Midstream, LLC	$(208)	$(18)	$(461)	$217

Cash Distributions to Spectra Energy	$—	$58	$—	$237

Natural Gas Gathered and Processed/Transported, TBtu/day (d)	7.1	7.4	7.1	7.3
Natural Gas Liquids Production, MBbl/d (c)	409	447	410	454
Average Natural Gas Price Per MMBtu (d)	$2.27	$4.00	$2.66	$4.41
Average Natural Gas Liquids Price Per Gallon (e)	$0.42	$0.68	$0.45	$0.89
Average Crude Oil Price Per Barrel (f)	$42.20	$73.33	$48.80	$93.06

(a)	Thousand barrels per day.
(b)	Trillion British thermal units.
(c)	Reflects 100% of DCP Midstream volumes.
(d)	Million British thermal units. Average price based on NYMEX Henry Hub.
(e)	Does not reflect results of commodity hedges.
(f)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

These results include the impact of special items

	Quarters Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Operating Revenues	$1,316	$1,600	$5,234	$5,903
Operating Expenses	1,219	1,035	3,801	3,979

Operating Income	97	565	1,433	1,924

Other Income and Expenses	(132)	44	(176)	420
Interest Expense	156	158	636	679

Earnings (Loss) Before Income Taxes	(191)	451	621	1,665
Income Tax Expense (Benefit)	(3)	77	161	382

Net Income (Loss)	(188)	374	460	1,283
Net Income - Noncontrolling Interests	75	58	264	201

Net Income (Loss) - Controlling Interests	$(263)	$316	$196	$1,082

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	December 31, 2015	December 31, 2014 (a)

ASSETS

Current Assets	$1,648	$2,332
Investments and Other Assets	7,056	8,007
Net Property, Plant and Equipment	22,918	22,307
Regulatory Assets and Deferred Debits	1,301	1,352

Total Assets	$32,923	$33,998

LIABILITIES AND EQUITY

Current Liabilities	$3,392	$3,809
Long-term Debt	12,892	12,727
Deferred Credits and Other Liabilities	6,768	6,806
Preferred Stock of Subsidiaries	339	258
Equity	9,532	10,398

Total Liabilities and Equity	$32,923	$33,998

(a)	The debt issuance costs of $42 million previously reported in Regulatory Assets and Deferred Credits at December 31, 2014 was retrospectively reclassified as a reduction to Long-term Debt at that date, as a result of the adoption of a new accounting standard.

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

	Quarters Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Net Income (Loss)	$(188)	$374	$460	$1,283
Add:
Interest expense	156	158	636	679
Income tax expense (benefit)	(3)	77	161	382
Depreciation and amortization	190	196	764	796
Foreign currency loss (gain)	(1)	5	6	(3)
Less:
Third party interest income	1	—	3	3

EBITDA	153	810	2,024	3,134

Add:
Earnings from equity investments	4	(24)	(76)	(370)
Non-cash impairments at DCP	169	—	366	9
Distributions from equity investments (a)	26	107	209	416
Empress non-cash items	18	(60)	42	(60)
Non-cash goodwill impairments associated with the Westcoast acquisition in 2002	333	—	333	—
Other non-cash asset impairments (b)	7	—	16	—
Other	(5)	(28)	25	(19)
Less:
Interest expense	156	158	636	679
Equity AFUDC	38	20	111	53
Net cash paid (refund) for income taxes	49	(16)	29	(8)
Distributions to noncontrolling interests	58	47	198	175
Maintenance capital expenditures	210	280	691	751

Total Distributable Cash Flow	$194	$316	$1,274	$1,460

(a)	Excludes $403 million and $230 million in distributions from equity investments for the years ended December 31, 2015 and 2014, respectively.
(b)	Includes non-cash asset impairments at SEP and at WCTP.

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2015 Quarter-to-Date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$484	$—		$484

Distribution	113	—		113

Western Canada Transmission & Processing	109	14	A	123

Field Services	(208)	172	B	(36)

Total Reportable Segment EBITDA	498	186		684

Other	(345)	333	C	(12)

Total Reportable Segment and Other EBITDA	$153	$519		$672

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$153	$519		$672
Depreciation and Amortization	(190)	—		(190)
Interest Expense	(156)	1	D	(155)
Interest Income and Other	2	—		2
Income Tax (Expense) Benefit	3	(68)		(65)

Total Net Income	(188)	452		264

Total Net Income - Noncontrolling Interests	(75)	—		(75)

Total Net Income - Controlling Interests	$(263)	$452		$189

EARNINGS (LOSS) PER SHARE, BASIC	$(0.39)	$0.67		$0.28

EARNINGS (LOSS) PER SHARE, DILUTED	$(0.39)	$0.67		$0.28

A - Overhead reduction costs and non-cash asset impairment.

B - Overhead reduction costs, non-cash asset impairments and write-offs.

C - Non-cash goodwill impairments associated with the Westcoast acquisition in 2002.

D - Net write-off of regulatory assets and liabilities at Ozark Gas Transmission due to discontinuance of regulatory accounting.

Weighted Average Shares (reported and ongoing) - in millions

Basic	671

Diluted	673

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2015 Year-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$1,905	$9	A	$1,914

Distribution	473	—		473

Western Canada Transmission & Processing	491	25	B	516

Field Services	(461)	355	C	(106)

Total Reportable Segment EBITDA	2,408	389		2,797

Other	(384)	333	D	(51)

Total Reportable Segment and Other EBITDA	$2,024	$722		$2,746

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$2,024	$722		$2,746
Depreciation and Amortization	(764)	—		(764)
Interest Expense	(636)	1	E	(635)
Interest Income and Other	(3)	—		(3)
Income Tax Expense	(161)	(143)		(304)

Total Net Income	460	580		1,040

Total Net Income - Noncontrolling Interests	(264)	(1)		(265)

Total Net Income - Controlling Interests	$196	$579		$775

EARNINGS PER SHARE, BASIC	$0.29	$0.86		$1.15

EARNINGS PER SHARE, DILUTED	$0.29	$0.86		$1.15

A - Non-cash impairment at Ozark Gas Gathering.

B - Overhead reduction costs and non-cash asset impairment.

C - Overhead reduction costs, net gain on asset sales, and non-cash goodwill and asset impairments and write-offs.

D - Non-cash goodwill impairments associated with the Westcoast acquisition in 2002.

E - Net write-off of regulatory assets and liabilities at Ozark Gas Transmission due to discontinuance of regulatory accounting.

Weighted Average Shares (reported and ongoing) - in millions

Basic	671

Diluted	672

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2014 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

Reported/ Ongoing Earnings

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$444

Distribution	132

Western Canada Transmission & Processing	250

Field Services	(18)

Total Reportable Segment EBITDA	808

Other	2

Total Reportable Segment and Other EBITDA	$810

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$810
Depreciation and Amortization	(196)
Interest Expense	(158)
Interest Income and Other	(5)
Income Tax Expense	(77)

Total Net Income	374

Total Net Income - Noncontrolling Interests	(58)

Total Net Income - Controlling Interests	$316

EARNINGS PER SHARE, BASIC	$0.47

EARNINGS PER SHARE, DILUTED	$0.47

Weighted Average Shares (reported and ongoing) - in millions

Basic	671

Diluted	672

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2014 Year-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$1,669	$—		$1,669

Distribution	552	—		552

Western Canada Transmission & Processing	754	—		754

Field Services	217	12	A	229

Total Reportable Segment EBITDA	3,192	12		3,204

Other	(58)	—		(58)

Total Reportable Segment and Other EBITDA	$3,134	$12		$3,146

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$3,134	$12		$3,146
Depreciation and Amortization	(796)	—		(796)
Interest Expense	(679)	—		(679)
Interest Income and Other	6	—		6
Income Tax Expense	(382)	(4)		(386)

Total Net Income	1,283	8		1,291

Total Net Income - Noncontrolling Interests	(201)	—		(201)

Total Net Income - Controlling Interests	$1,082	$8		$1,090

EARNINGS PER SHARE, BASIC	$1.61	$0.01		$1.62

EARNINGS PER SHARE, DILUTED	$1.61	$0.01		$1.62

A - Loss on sales of assets and goodwill impairment.

Weighted Average Shares (reported and ongoing) - in millions

Basic	671

Diluted	672

Spectra Energy Corp

Reported to Ongoing Distributable Cash Flow Reconciliation

(Unaudited)

(In millions, except where noted)

	Quarter Ended December 31, 2015			Quarter Ended December 31, 2014
	Reported	Special Items	Ongoing	Reported	Special Items	Ongoing
Net Income (Loss)	$(188)	$452	$264	$374	$—	$374
Add:
Interest expense	156	—	156	158	—	158
Income tax expense (benefit)	(3)	67	64	77	—	77
Depreciation and amortization	190	—	190	196	—	196
Foreign currency loss (gain)	(1)	—	(1)	5	—	5
Less:
Third Party Interest Income	1	—	1	—	—	—

EBITDA	153	519	672	810	—	810

Add:
Earnings from equity investments	4	(3)	1	(24)	—	(24)
Non-cash impairments at DCP	169	(169)	—	—	—	—
Distributions from equity investments	26	—	26	107	—	107
Empress non-cash items	18	—	18	(60)	—	(60)
Non-cash goodwill impairments associated with the Westcoast acquisition in 2002	333	(333)	—	—	—	—
Other non-cash asset impairments	7	(7)	—	—	—	—
Other	(5)	—	(5)	(28)	—	(28)
Less:
Interest expense	156	—	156	158	—	158
Equity AFUDC	38	—	38	20	—	20
Net cash paid (refund) for income taxes	49	—	49	(16)	—	(16)
Distributions to non-controlling interests	58	—	58	47	—	47
Maintenance capital expenditures	210	—	210	280	—	280

Total Distributable Cash Flow	$194	$7	$201	$316	$—	$316

Spectra Energy Corp

Reported to Ongoing Distributable Cash Flow Reconciliation

(Unaudited)

(In millions, except where noted)

	Year Ended December 31, 2015			Year Ended December 31, 2014
	Reported	Special Items	Ongoing	Reported	Special Items	Ongoing
Net Income	$460	$579	$1,039	$1,283	$8	$1,291
Add:
Interest expense	636	—	636	679	—	679
Income tax expense	161	143	304	382	4	386
Depreciation and amortization	764	—	764	796	—	796
Foreign currency loss (gain)	6	—	6	(3)	—	(3)
Less:
Third Party Interest Income	3	—	3	3	—	3

EBITDA	2,024	722	2,746	3,134	12	3,146

Add:
Earnings from equity investments	(76)	11	(65)	(370)	(3)	(373)
Non-cash impairments at DCP	366	(366)	—	9	(9)	—
Distributions from equity investments	209	—	209	416	—	416
Empress non-cash items	42	—	42	(60)	—	(60)
Non-cash goodwill impairments associated with the Westcoast acquisition in 2002	333	(333)	—	—	—	—
Other non-cash asset impairments	16	(16)	—	—	—	—
Other	25	—	25	(19)	—	(19)
Less:
Interest expense	636	—	636	679	—	679
Equity AFUDC	111	—	111	53	—	53
Net cash paid (refund) for income taxes	29	—	29	(8)	—	(8)
Distributions to non-controlling interests	198	—	198	175	—	175
Maintenance capital expenditures	691	—	691	751	—	751

Total Distributable Cash Flow	$1,274	$18	$1,292	$1,460	$—	$1,460

Dividends declared	$1,017			$924
Coverage - DCF / Dividend	1.3x			1.6x